Exhibit 99.1
Esperion Reports Second Quarter 2022 Financial Results and Provides Company Update

– Achieved 100% of Targeted MACE-4 Accumulation in Unprecedented CLEAR Outcomes Trial; On Track for Topline Results 1Q 2023 –

– U.S. Net Product Revenue of NEXLETOL® (bempedoic acid) Tablets and NEXLIZET® (bempedoic acid and ezetimibe) Tablets grew 28% Y/Y to $13.6 Million in the Second Quarter 2022 –

– Retail Prescription Equivalents Grew 5.9% Quarter over Quarter –

ANN ARBOR, Mich., Aug. 02, 2022 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today reported financial results for the second quarter ended June 30, 2022 and provided a business update.

“Throughout the second quarter of 2022, we have continued to demonstrate consistent growth and we have made significant progress in advancing our unprecedented CLEAR Outcomes trial, which has now reached 100% MACE accumulation,” said Sheldon Koenig, president and chief executive officer of Esperion. “We are thrilled to attain this significant milestone that brings us even closer to completion of this landmark cardiovascular outcomes study, particularly during a remarkable period in the global healthcare environment. Looking ahead, we are rapidly approaching a transformative moment for the company and our entire organization is focused on accelerating the CLEAR Outcomes trial database lock, with topline results readout from the study on track for the first quarter of 2023. These results remain of critical importance for millions of patients globally with or at risk for cardiovascular disease. CLEAR outcomes will unequivocally answer the question of whether bempedoic acid lowers cardiovascular morbidity and mortality risk.”

Second Quarter 2022 Key Accomplishments and Recent Highlights

•Accumulated the targeted 1,620 (100%) primary major adverse cardiovascular events (MACE-4) in the CLEAR Cardiovascular Outcomes Trial (CVOT).

•Announced establishment of a Scientific Advisory Board, co-chaired by renowned physician-scientist Peter Libby, MD, FAHA, the Mallinckrodt Professor of Medicine at Harvard Medical School, current president of the International Atherosclerosis Society, and member of the executive committee for Esperion’s CLEAR Outcomes study and JoAnne Foody, MD, FACC, FAHA, Chief Medical Officer of Esperion.

•Announced appointment of J. Martin Carroll as new Chairperson of Esperion’s Board of Directors.

•Partner Otsuka completed its Phase 2 dose-finding trial of bempedoic acid tablets and plans to advance to Phase 3.

•Announced scientific presentations at the National Lipid Association Scientific Sessions, including important new data from partnership with University of Texas Southwestern, highlighting real-world data on lipid-lowering therapy usage. The real-world analysis revealed that less than 1 in 10 adults at high risk for atherosclerotic cardiovascular disease (ASCVD) were on any non-statin lipid lowering therapy, demonstrating the shortfalls in the application of professional guidelines and the need for greater awareness of FDA-approved, non-statin lipid-lowering therapeutics.

Second Quarter 2022 Financial Results

Total revenue for the second quarter ended June 30, 2022, was $18.8 million and $37.7 million for the six months ended June 30, 2022, compared to $40.7 million and $48.6 million for the comparable periods in 2021, a decrease of 54% and 23%, respectively. The decrease is due to a one-time milestone payment from our collaboration partners in the second quarter of 2021, partially offset by increases in net U.S. product revenue, royalty revenue, and product sales to collaboration partners under our supply agreements.

U.S. product revenue for the second quarter ended June 30, 2022, was $13.6 million and $26.9 million for the six months ended June 30, 2022, compared to $10.6 million and $17.0 million for the comparable periods in 2021, an increase of 28% and 59%, respectively.

Royalty revenue for the second quarter ended June 30, 2022, was $1.5 million and $2.6 million for the six months ended June 30, 2022, compared to $1.0 million and $1.6 million for the comparable periods in 2021, an increase of 50% and 63%, respectively. Royalty and partner revenue growth is driven by continued adoption in our partner territories and new country launches.

Research and development expenses for the second quarter ended June 30, 2022, were $32.4 million and $56.8 million for the six months ended June 30, 2022, compared to $25.1 million and $53.0 million for the comparable periods in 2021, an increase of 29% and 7%, respectively. The increase is primarily related to an increase in CVOT costs as we approached 100% MACE accumulation and started close-out activities.

Selling, general and administrative expenses were $29.6 million for the second quarter ended June 30, 2022, and $60.0 million for the six months ended June 30, 2022, compared to $46.3 million and $107.4 million for the comparable periods in 2021, a decrease of 36% and 44%, respectively. These decreases reflect savings from the transformative plan implemented in the fourth quarter of 2021.

Esperion had net losses of $66.3 million for the second quarter of 2022 and $123.1 million for the six months ended June 30, 2022, compared to net losses of $43.7 million and $134.6 million for the comparable periods in 2021. Esperion had basic and diluted net losses per share of $1.05 for the second quarter of 2022 and $1.98 for the six months ended June 30, 2022, compared to basic and diluted net losses per share of $1.67 and $5.16 for the comparable periods in 2021.

As of June 30, 2022, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $235.8 million compared with $309.3 million on December 31, 2021.

Esperion ended the quarter with approximately 64.6 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

2022 Financial Outlook

The Company is reaffirming its prior operational expense guidance. Research and Development expenses for the full year 2022 are expected to be $100 million to $110 million. Selling, General and Administrative expenses for the full year 2022 are expected to be $120 million to $130 million.

Esperion expects full-year 2022 operating expenses to be approximately $220 million to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

Conference Call and Webcast Information
Esperion will host a webcast at 8:00 a.m. ET to discuss financial results and business progress. Please click here to pre-register to participate in the conference call and obtain your dial in number and PIN.

A live audio webcast can be accessed on the investor and media section of the Esperion website. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial
The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin. The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,200 sites in 32 countries.

Esperion Therapeutics
Esperion works hard to make our medicines easy to get, easy to take and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. Esperion commercializes NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets and is the leader in the development of convenient oral, once-daily non-statin LDL-cholesterol lowering drugs for patients with high levels of bad cholesterol. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:
Esperion Corporate Communications
corporateteam@esperion.com

ESPERION Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$122,940	$208,892
Restricted cash	50,000	50,000
Investments	62,905	50,441
Working capital	170,203	255,620
Total assets	303,980	381,590
Revenue interest liability	275,949	257,039
Convertible notes, net of issuance costs	259,080	258,280
Common stock	65	61
Accumulated deficit	(1,229,432)	(1,106,377)
Total stockholders' deficit	(291,698)	(196,944)

ESPERION Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product sales, net	$13,578	$10,610	$26,932	$16,960
Collaboration revenue	5,263	30,049	10,745	31,677
Total Revenues	18,841	40,659	37,677	48,637

Operating expenses:
Cost of goods sold	9,176	1,800	16,301	3,584
Research and development	32,432	25,074	56,751	53,028
Selling, general and administrative	29,609	46,318	59,990	107,382
Total operating expenses	71,217	73,192	133,042	163,994

Loss from operations	(52,376)	(32,533)	(95,365)	(115,357)

Interest expense	(14,266)	(11,144)	(28,328)	(19,269)
Other income, net	318	9	638	23
Net loss	$(66,324)	$(43,668)	$(123,055)	$(134,603)

Net loss per common share – basic and diluted	$(1.05)	$(1.67)	$(1.98)	$(5.16)

Weighted-average shares outstanding – basic and diluted	63,227,406	26,225,073	62,097,358	26,109,089